UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 6, 2005

TEXTRON INC.

(Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of Incorporation)	(Commission File Number.)	(IRS Employer Identification Number)

40 Westminster Street, Providence, Rhode Island  02903

(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06  Material Impairments

During 2005, Textron’s Fastening Systems segment has experienced declining sales volumes and profits. Volumes were down due to soft demand in the automotive market and operating difficulties.  Profits were down due to the lower volumes, a lag in the ability to recover higher steel costs and inefficiencies associated with the consolidation of manufacturing operations in North America.  Due to the continuation of these conditions, further softening of demand in the North American automotive market, and an expected decline in the European automotive market, Textron’s Management Committee initiated a special review at the end of August to consider strategic alternatives for the segment, including the potential sale of all or portions of its operations.  On September 6, 2005, Textron’s Board of Directors approved management’s recommendation to explore strategic alternatives for the segment.  Based on the approval of this recommendation and the likelihood of execution, Textron determined on September 6, 2005, that an impairment indicator exists for both the Fastening Systems segment’s goodwill and its long-lived assets. Based on the internal analysis performed, management estimates a non-cash, pre-tax impairment charge in the range of $300 million to $500 million, primarily related to goodwill. Textron will conduct formal impairment reviews, including engaging third-party valuation experts, of the segment’s goodwill and long-lived assets, and will record its best estimate of the charge in the third quarter of 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: September 6, 2005

s/ Richard L. Yates
	By:	Richard L. Yates
Senior Vice President and Controller